EXHIBIT 5.1

February 25, 2004

Delphax Technologies Inc.
12500 Whitewater Drive
Minnetonka, Minnesota 55343

          Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Delphax Technologies Inc., a Minnesota corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of up to 1,715,625 shares of common stock, $.10 par value, of the Company, as contemplated by Registration Statement (collectively, the “Securities”), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purpose of this opinion, it is our opinion that:

          1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

          2. The Securities being offered by the Company are duly authorized and, when issued and when paid for as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable Securities of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Opinions” in the Prospectus comprising a part of the Registration Statement.

Very truly yours

LINDQUIST & VENNUM P.L.L.P.

/s/ Lindquist & Vennum P.L.L.P.